500 Sansome Street, Suite 615
San Francisco, CA 94111
Tel: 833-747-3927 | Fax: 415-887-1192

December 15, 2022

VIA E-MAIL

Metro Experience Title

Mary Oliver

moliver@metrotitle.com

+1 (385) 501 - 7032

RE: Closing of Loan Number 1015061-0000013035-4 in the amount of $499,950.00 to HERE COLLECTION 13 LLC (“Borrower”); Metro Experience Title (“Escrow Company”) File No. PCSF 45

To Whom It May Concern:

This letter constitutes Vontive, Inc. (“Lender”) closing instructions (the “Closing Instructions”) to you in connection with the loan in the above-referenced amount (the “Loan”) to be made by Lender to Borrower. The Loan is to be secured by the real property located at 6572 Serviceberry Drive, Park City, UT 84098 and is described further in the Security Instrument (as defined below) (the “Property”).

A.DOCUMENT DELIVERIES

In connection with the Closing, you should have received, or you will be receiving, the following original documents, duly executed, acknowledged, and in proper form for recording (where applicable) (the “Loan Documents”):

1.Deed of Trust dated 2022-12-15, made by Borrower to Lender (the “Security Instrument”);

2.The following documents:

1.Term Sheet

2.Promissory Note

3.Deed of Trust

4.Agreement to Provide Insurance

5.Occupancy and Financial Status Affidavit

6.Business Purpose Affidavit

7.Borrower Certification and Authorization

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8.Patriot Act Information Disclosure

9.Servicing Transfer Disclosure

Please ship documents to: 500 Sansome Street, Suite 615 San Francisco, CA 94111 Attention: Servicing Department

B.EXECUTION OF DOCUMENTS

You are responsible for verifying the execution (including initialing of certain provisions, where indicated, as well as dates that need completion) and acknowledgement, where indicated, by all parties to each of the Loan Documents in accordance with the instructions provided herein.

1.Be advised that some documents require initials or signatures in the body and/or exhibits of the document in addition to the signatures at the end of the document.

2.No changes, interlineations, margin notations, or other modifications shall be made to the Loan Documents without the express written approval of Lender.

3.All exhibits must be completed and attached to the Loan Documents in the form approved by Lender.

4.The legal descriptions contained in the Loan Documents and the Lender’s Policy must be identical.

5.All Loan Documents must be executed by the specific individuals indicated in the typed signature blocks personally, and not under power of attorney.

C.DELIVERY OF LOAN FUNDS

1.Lender will wire the amount of $485,798.33 (the “Loan Proceeds”) to you by federal wire transfer in accordance with Escrow’s provided wiring instructions. The net wire amount is calculated based on the following:

Net Wire Calculation

Total Loan Amount	$499,950.00
Initial Funding	$499,950.00
Origination Fee	$9,999.00
Underwriting Fee	$995.00
Prepaid Interest	$3,157.67
Net Wire Amount	$485,798.33

and:

a.Lender receives your acceptance of these Closing Instructions by signing and returning these Closing Instructions;

b.You acknowledge receipt of the signed Loan Documents;

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c.Lender has received COPIES of all other Loan Documents relating to the closing of the Loan; and

d.Any cash to close must come from the Borrower. The account in which borrower funds are provided from must match the Borrower’s name. In the event it does not, third party authorization is required and must be approved by Lender in writing prior to closing.

2.The Loan Proceeds represent the funds available for disbursement in accordance with the disbursement instructions (the “Settlement Statement”) in the form approved by Lender.

3.It is understood by Borrower that interest shall accrue on the Loan at the interest rate set forth in the promissory note evidencing the Loan from (and including) the date that the Loan Proceeds are wired to escrow. Borrower shall be liable for all such accrued interest, regardless of the date the Loan Proceeds are disbursed from escrow or if the Loan Proceeds are returned to Lender. Any interest earned on the Loan Proceeds held in escrow shall be disbursed to Borrower along with the Loan Proceeds; provided, however, if the Loan does not close as described herein, the Loan Proceeds, including any interest earned thereon, will be paid to Lender.

D.CLOSING CONDITIONS

The following are conditions precedent which must be fully satisfied before the Loan Proceeds may be disbursed:

1.You have received the Loan Proceeds and all other funds necessary to close the transaction, if any (collectively, the “Closing Funds”) and are prepared to immediately disburse the Closing Funds in accordance with the Settlement Statement upon proper authorization in accordance with these Closing Instructions.

2.You have determined that all the Loan Documents are complete and all exhibits thereto have been attached (including, without limitation, the correct legal descriptions), have been properly executed, and are in proper form for recording and/or filing in the Official Records of Summit County (the “Official Records”), or the office of the Secretary of State of Utah, as applicable.

3.You have received all other documents, certificates, affidavits, and forms necessary to record and/or file the Loan Documents and close the transaction.

4.You have performed a search of the Borrower using his or her name and social security number, to confirm the Borrower does not have any recorded items against him or her.

5.Any property taxes that are due within two months of the settlement date must be paid current on the settlement statement as part of the transaction.

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6.Metro Experience Title is irrevocably committed to issue a final ALTA Lender’s Policy of Title Insurance Form, either as adopted October 17, 1992 or June 17, 2006 in favor of Lender (the “Lender’s Policy”) that satisfies all of the following requirements:

a.Title to the Property must be vested in Borrower;

b.Lender’s Policy shall insure the Security Instrument as a first and valid lien on the Property, subject only to the exceptions marked in Schedule B of the PRELIMINARY REPORT Order No. ET10318 as approved by Lender (the “Title Commitment”), and all non-standard exceptions have been removed;

c.Lender’s Policy must not contain any exception for mechanic’s liens or any other deletion or exception based on the commencement of construction. If construction has commenced on the Property, you must procure any terminations, releases, waivers, and indemnities as required to remove such exceptions from the Lender’s Policy;

d.Coverage shall be in the amount of the Loan;

e.Lender’s Policy shall be dated effective as of the date and time of the recording of the Security Instrument;

f.Lender’s Policy shall include the following endorsements, deletions or protections:

i.“Gap” protection, insuring the validity and priority of the Security Instrument against any liens or other matters of record which may come of record between the date and time of the Title Commitment and the date and time of the recording of the Security Instrument;

ii.endorsements numbered 100, 8.1, ALTA 22 (address verification, showing the address as described above).

g.You have received authorization by email from the undersigned (each the “Lender’s Representative”) to proceed with the closing in accordance with Section 5 herein.

E.CLOSING

When all conditions to closing are satisfied, you may close escrow by taking the following steps, in the order listed:

1.Date all the documents deposited in escrow as of the closing date (unless otherwise already dated), and attach original counterpart signature pages for each document to form fully-executed originals of each document executed by the parties as may be applicable.

2.Record in the Official Records in the following order of recordation and priority:

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a.the Security Instrument

3.Upon confirmation of recording, disburse the Loan Proceeds in accordance with the Settlement Statement.

F.POST-CLOSING OBLIGATIONS

The following are the post-closing obligations to be performed by you:

1.Upon recordation of the Loan Documents (the “Recording Date”), you shall immediately confirm recordation of the Loan Documents and provide all the recording information for the Loan Documents to the undersigned; and

2.No later than two (2) business day(s) after Recording Date, you shall deliver to the undersigned:

a.Conformed copies of the Loan Documents;

b.A certified copy of the final Settlement Statement

G.EXPENSES

Borrower shall pay all costs and expenses in connection with the closing of the Loan, including those which may be incurred for the Lender’s Policy and endorsements, escrow fees, photocopying, recording and filing fees, mortgage taxes, title company services, and all other such fees, charges, and taxes. Lender shall have no responsibility or liability for any costs or expenses which may be incurred in connection with closing the Loan.

Any cash to close must come from Borrower. The account in which Borrower funds are provided must match the Borrower’s name.

By your execution of these Closing Instructions, you hereby acknowledge and agree to strictly abide by these Closing Instructions and perform your obligations hereunder. You acknowledge and agree that your signature transmitted to the undersigned by email shall represent the valid and binding execution of these Closing Instructions. Notwithstanding your failure to execute these Closing Instructions, your disbursement of the Loan Proceeds shall conclusively evidence your agreement to strictly abide by these Closing Instructions and perform your obligations hereunder. Upon your disbursement of the Loan Proceeds:

1.Metro Experience Title’s commitment to issue the Lender’s Policy in accordance with these Closing Instructions is irrevocable.

2.Metro Experience Title accepts all risks and liabilities for the issuance of the Lender’s Policy notwithstanding the fact that certain Loan Documents may not have been recorded or filed.

Please contact the undersigned if you require further information regarding these Closing Instructions or any other matter.

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EXECUTED AS OF December _____, 2022

Vontive, Inc.

By:
Name: Nicole Rivas
Title: Operations

ACCEPTED AND AGREED TO this December 15 , 2022 by Metro Experience Title.

By:	/s/ Mary Oliver
Name: Mary Oliver
Title: Person signing must be an Authorized Agent

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LIMITED GUARANTY

THIS LIMITED GUARANTY (this “Guaranty”) is made as of December 15, 2022, by HERE COLLECTION 13 LLC, a Utah Limited Liability Company (individually, collectively and jointly and severally, “Guarantor”), in favor of Vontive Inc., a Delaware corporation (collectively with its successors or assigns “Lender”).

RECITALS

A.Pursuant to the terms of that certain Promissory Note of even date herewith by and between HERE COLLECTION 13 LLC (“Borrower”), and Lender (the “Note”), Lender has agreed to loan to Borrower the principal sum of $499,950.00 (“Loan”) for the purposes specified in the Note. Unless otherwise defined herein, capitalized terms used in this Guaranty shall have the meanings attributed to such terms in the Note.

B.The Note provides that the Loan is evidenced by that certain Promissory Note of even date herewith executed by Borrower payable to the order of Lender in the principal amount of the Loan (the “Note”).

C.The Note is secured by, among other things, that certain Deed Of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing of even date herewith executed by Borrower, for the benefit of Lender (the “Security Instrument”).

D.The real property which is the subject of the Security Instrument is referred to hereinafter as the “Property”.

E.The Note, the Security Instrument, and those other documents described in the Note as Loan Documents, together with all modifications, extensions, renewals and amendments thereto, are collectively referred to hereinafter as the “Loan Documents”.

F.Guarantor owns, directly or indirectly an interest in Borrower, and will benefit from the Loan to be made by Lender to Borrower.

NOW, THEREFORE, to induce Lender to enter into the Note and to make the Loan, and in consideration thereof, Guarantor unconditionally, absolutely and irrevocably guarantees and agrees as follows:

1.GUARANTEED OBLIGATIONS.

1.1Repayment Guaranty. Guarantor hereby jointly and severally, unconditionally, absolutely and irrevocably, as a primary obligor and not merely as a surety, guarantees and promises to Lender the punctual and complete payment (and not merely collection) when due, whether at or after maturity, upon acceleration, or otherwise, of (i) all present and future obligations, liabilities, and indebtedness of Borrower to Lender, as such obligations, liabilities and indebtedness may from time to time be supplemented, modified, amended, renewed, increased and extended, whether evidenced by new or additional documents, whether direct or indirect or acquired by Lender by assignment, succession, or otherwise, whether due or not

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due, absolute or contingent, liquidated or un-liquidated, determined or undetermined, held or to be held by Lender for its own account or as agent for another or others, whether Borrower may be liable individually or jointly with others, whether recovery upon such debts, liabilities, and obligations may be or hereafter become barred by any statute of limitations, and whether such debts, liabilities, and obligations may be or hereafter become otherwise unenforceable, and (ii) any and all obligations of Borrower to Lender for reasonable attorneys’ fees and all other reasonable costs and expenses incurred by Lender (A) in the collection or enforcement of any debts, liabilities, and obligations of Borrower to Lender, or (B) in the preservation, protection, or enforcement of any rights of Lender in any case commenced by or against Borrower under the Bankruptcy Code (later defined) or any similar or successor statute, including, without limitation:

(a)outstanding principal;

(b)all interest and other costs and expenses payable under the Loan Documents, including, without limitation, interest accruing after maturity or acceleration, or interest that would otherwise have been owed by Borrower under the Loan Documents but the payment of which is unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower, indemnities (including without limitation, environmental indemnities not covered and paid for by applicable insurance policies, if any), advances made by Lender or any servicer pursuant to the Loan Documents, and any late charges, fees or other amounts due by reason of any later payment of interest; and

(c)all of Lender’s reasonable costs and expenses of enforcing this Guaranty and any of the other Loan Document, including reasonable attorneys’ fees.

All of the foregoing are collectively the “Guaranteed Obligations.”

Notwithstanding anything to the contrary set forth herein, the liability of Guarantor under this Section 1.1 shall not exceed at any time the sum of (a) Four Hundred Ninety Nine Thousand and Nine Hundred Fifty Dollars ($499,950.00) of the outstanding principal balance owed under the Loan, (b) all accrued and unpaid interest on the Guaranteed Obligations, (c) all reasonable and documented costs and expenses pertaining to the enforcement of this Guaranty, the collection of the Guaranteed Obligations, and/or in enforcing and foreclosing on Lender’s security interest in any collateral or possession of any premises containing any collateral as security for the Guaranteed Obligations, whether through judicial proceedings or otherwise, and (d) any Carve-Out Obligations (as defined below). For the purpose of determining the liability of Guarantor, the calculation of the aggregate amount of the Guaranteed Obligations shall not be reduced by the collateral held as security for the Guaranteed Obligations or by payments received or to be received for credit to the Guaranteed Obligations from sources other than Guarantor. Each payment by Guarantor under this Guaranty shall, except as required by law, be made without withholding or deduction for or Oil account of

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any taxes. If any taxes are required to be withheld or deducted from any such payment, Guarantor shall pay such additional amounts as may be necessary to ensure that the net amount actually received by Lender after such withholding or deduction is equal to the amount Lender would have received had no such withholding or deduction been required; provided, however, that no such additional amounts shall be payable in respect of any taxes imposed on the net income of Lender.

2.EXCEPTIONS; FULL RECOURSE. Notwithstanding the foregoing, or anything to the contrary contained in this Guaranty or the other Loan Documents, the limitation on liability set forth in this Guaranty shall be null and void and completely inapplicable, and Guarantor shall be fully and personally liable for the payment and performance of all obligations set forth in the Note, the other Loan Documents, or this Guaranty, including the payment of all principal, interest and other amounts under the Note, in immediately available funds, in the event:

2.1any financial information provided by or at the direction of Borrower or Guarantor is fraudulent in any respect, contains any fraudulent information or materially misrepresents the financial condition of Borrower or Guarantor; or

2.2Borrower, Guarantor or any SPE Component Entity, files a voluntary petition under the Bankruptcy Reform Act of 1978 (11 USC Section 101-1330) as now or hereafter amended or recodified (the “Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law (collectively, “Other Insolvency Law”); or

2.3an Affiliate, officer, director, or representative which Controls Borrower or Guarantor or which Controls any SPE Component Entity, files, or joins in the filing of, an involuntary petition against Borrower, Guarantor or any SPE Component Entity under the Bankruptcy Code, or under any Other Insolvency Law, or colludes with, solicits or causes to be solicited, petitioning creditors for any involuntary petition against Borrower, Guarantor or any SPE Component Entity from any Person; or

2.4Borrower, Guarantor or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or under any Other Insolvency Law, or colludes with, solicits or causes to be solicited, petitioning creditors for any involuntary petition from any Person; or

2.5an involuntary petition is filed against Borrower by any other person or entity under the Bankruptcy Code other than an involuntary petition filed by Lender or an involuntary petition to which Lender consents, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law, and such proceeding is not unconditionally dismissed within 90 days of the filing of such proceeding; or

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2.6any Affiliate, officer, director, or representative which Controls Borrower or Guarantor or which Controls any SPE Component Entity, consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Guarantor, any SPE Component Entity or any portion of the Property (other than with respect to such an application by Lender, or such an application to which Lender consents); or

2.7Borrower, Guarantor or any SPE Component Entity, makes an assignment for the benefit of creditors, or admits in any legal proceeding, its insolvency or inability to pay its debts as they become due (except where the failure to make such admission would violate applicable laws or an applicable court order); or

2.8there is substantive consolidation of Borrower, Guarantor or any SPE Component Entity, with any other Person in connection with any federal or state bankruptcy proceeding due to a failure to comply with that certain Article entitled Representations. Warranties and Covenants Regarding Special Purpose Entity Status of the Note;

2.9any litigation or other legal proceeding related to the Loan is filed by Borrower, Guarantor or any SPE Component Entity that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents; or

2.10Borrower, Guarantor or any SPE Component Entity, contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Borrower, Guarantor or any SPE Component Entity; or

2.11any fraud or intentional or willful misrepresentation of a material fact in the Loan Documents or relating directly to the Loan provided by Borrower, a Guarantor, any managing member or agent of Borrower, or at the direction of Borrower or a Guarantor, or their failure to disclose a material fact in the Loan Documents or relating directly to the Loan has occurred; or

2.12the gross negligence, willful misconduct, or commission of a criminal act by Borrower, a Guarantor, or any managing member or agent of Borrower or Guarantor which results in a seizure or forfeiture of the Property; or

2.13material physical waste of the Property or any other collateral for the Loan caused by the intentional acts of, or knowing failure to act by Borrower or Guarantor, or the removal of any property from the Property by or at the direction of Borrower after the occurrence of a default in violation of the Loan Documents, other than property replaced with property of the same or greater value and utility; or

2.14failure to maintain insurance as required by the Loan Documents; or

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2.15failure to pay any mechanic’s liens against any portion of the Property, subject to Borrower’s right to contest same in accordance with the Loan Documents; or

1.1misuse or misapplication of any insurance or condemnation proceeds or awards received by Borrower or to otherwise apply such sums as required under the terms of the Loan Documents or any other instrument now or hereafter securing the Loan; or

1.2failure to apply any rents, royalties, accounts, revenues, income, issues, profits and other benefits from the Property which are collected or received by Borrower during the period of any Event of Default or after acceleration of the indebtedness and other sums owing under the Loan Documents to the payment of either (i) such indebtedness or other sums due Lender or (ii) the normal and necessary operating expenses of the Property; or

2.16Intentionally Omitted; or

1.3failure to obtain Lender’s prior written consent required under the Loan Documents to any partition of the Property or any transfer or voluntary encumbrance of any portion of the Property.

3.RESERVED.

4.NO WAIVER, RELEASE OR IMPAIRMENT. Nothing contained in this Guaranty shall be deemed to waive, release, affect or impair the indebtedness evidenced by the Loan Documents or the obligations of Borrower under the Loan Documents, or the liens and security interests created by the Loan Documents, or Lender’s rights to enforce its rights and remedies under the Loan Documents and under this Guaranty or the indemnity provided herein, in the Loan Documents or in connection with the Loan, or otherwise provided in equity or under applicable law, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under the Note or in the other Loan Documents. The provisions of Sections 1 and 2 of this Guaranty shall prevail and control over any contrary provisions elsewhere in this Guaranty or the other Loan Documents.

5.CERTAIN DEFINITIONS. For purposes of this Guaranty, the following capitalized terms shall have the following meanings:

5.1“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person, or is a director or officer of such Person, or of an Affiliate of such Person.

5.2“Control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

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5.3“SPE Component Entity” shall mean, if Borrower is a limited partnership or a limited liability company, each general partner or managing member or manager of Borrower.

6.REMEDIES. If Guarantor fails to promptly perform its obligations under this Guaranty, Lender shall have the following remedies:

6.1At Lender’s option, and without any obligation to do so, to proceed to perform on behalf of Guarantor any or all of Guarantor’s obligations hereunder and Guarantor shall, upon demand and whether or not performance is actually completed by Lender, pay to Lender all sums expended by Lender in performing Guarantor’s obligations hereunder together with interest thereon at the highest rate specified in the Note; and

6.2From time to time, and without first requiring performance by Borrower or any other guarantor, or without exhausting any or all security (if any) for the Loan, bring any action at law or in equity or both to compel Guarantor to perform its obligations hereunder, and to collect in any such action compensation for all actual loss, cost, damage, injury and expense sustained or incurred by Lender as a result of the failure of Guarantor to perform its obligations hereunder, together with interest thereon at the rate of interest applicable to the principal balance of the Note.

7.RIGHTS OF LENDER. Guarantor authorizes Lender, without giving notice to Guarantor or obtaining Guarantor’s consent and without affecting the liability of Guarantor; provided such does not increase Guarantor’s personal liability hereunder in excess of its liability for the payment of the Guaranteed Obligations, from time to time to: (a) approve modifications to the Loan budget; (b) change the terms or conditions of disbursement of the Loan; (c) renew, modify or extend all or any portion of Borrower’s obligations under the Note or any of the other Loan Documents; (d) declare all sums owing to Lender under the Note or any of the other Loan Documents, due and payable upon the occurrence of a Event of Default under the Loan Documents; (e) make non-material changes in the dates specified for payments of any sums payable in periodic installments under the Note or any of the other Loan Documents; (f) otherwise modify the terms of any of the Loan Documents; (g) take and hold security for the performance of Borrower’s obligations under Note or the other Loan Documents, and exchange, enforce, waive, subordinate and release any such security in whole or part; (h) apply such security and direct the order or manner of sale thereof as Lender in its discretion may determine; (i) release, substitute or add any one or more endorsers of the Note or guarantors of Borrower’s obligations under the Note or the other Loan Documents; (j) apply payments received by Lender from Borrower to any obligations of Borrower to Lender, in such order as Lender shall determine in its sole discretion, whether or not any such obligations are covered by this Guaranty; (k) assign this Guaranty in whole or in part; and (1) assign, transfer or negotiate all or any part of the indebtedness guaranteed by this Guaranty. For the avoidance of doubt, this Guaranty and Guarantor’s liability thereunder shall survive any assignment, sale, or other transfer of the Loan or this Guaranty by Lender.

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8.GUARANTOR’S WAIVERS. To the extent permitted by applicable law, Guarantor waives any and all rights and defenses based upon or arising out of (a) any legal disability or other defense of Borrower, any other guarantor or other Person or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment of all sums payable under the Loan Documents; (b) any lack of authority of the officers, directors, partners, managers, members or agents acting or purporting to act on behalf of Borrower, Guarantor or any principal of Borrower or Guarantor, or any defect in the formation of Borrower, Guarantor or any principal of Borrower or Guarantor; (c) the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lender or intended or understood by Lender or Guarantor; (d) any act or omission by Lender or Servicer which directly or indirectly results in, or contributes to, the release of Borrower or any other Person or any collateral for any obligation to Lender in connection with the Loan; (e) the unenforceability or invalidity of any collateral assignment or guaranty with respect to any obligation to Lender in connection with the Loan, or the lack of perfection or continuing perfection or lack of priority of any lien which secures any obligation to Lender in connection with the Loan; (f) any failure of Lender to marshal assets in favor of Guarantor or any other Person; (g) any modification of any obligation to Lender in connection with the Loan, including, without limitation, any renewal, extension, acceleration or increase in interest rate; (h) an election of remedies by Lender, even though that election of remedies (such as a non-judicial foreclosure, if available and/or permitted, with respect to security for a guaranteed obligation) has or may have destroyed Guarantor’s rights of subrogation, reimbursement and contribution against the principal by the operation of applicable law or otherwise; (i) Lender’s failure to disclose to Guarantor any information concerning Borrower’s financial condition or any other circumstances bearing on Borrower’s ability to pay and perform its obligations under the Note or any of the other Loan Documents, or upon the failure of any other principals of Borrower to guaranty the Loan; (j) any statute or rule of law which provides that the obligation of a surety or guarantor must be neither larger in amount nor in any other respects more burdensome than that of a principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (k) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person; (1) Lender’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (m) any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (n) subject to the last sentence under this Section 8, any right of subrogation, any right to enforce any remedy which Lender may have against Borrower and any right to participate in, or benefit from, any security for the Note or the other Loan Documents now or hereafter held by Lender; (o) presentment, demand, protest and notice of any kind; (p) any statute of limitations affecting the liability of Guarantor hereunder or the enforcement hereof; (q) use of cash collateral under Section 363 of the United States Bankruptcy Code; (r) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; and (s) any and all benefits under Arizona Revised Statutes Sections 12-1641 through 12-1646 and Rule 17(e) of the Arizona Rules of Civil Procedure. Guarantor further specifically waives any and all rights and defenses that Guarantor may have because Borrower’s debt is secured by real property; this means, among other things, that: (1) Lender may collect from Guarantor without first

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foreclosing on any real or personal property collateral pledged by Borrower; (2) if Lender forecloses on any real property collateral pledged by Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s debt is secured by real property. This understanding and waiver is made in addition to and not in limitation of any of the other terms and conditions of this Guaranty. To the extent permitted by applicable law, these rights and defenses being waived by Guarantor include, but are not limited to, any rights or defenses based upon deficiency limitation or anti-deficiency, redemption or other similar rights, if any. Guarantor agrees that the payment or performance of any act which tolls any statute of limitations applicable to the Note or any of the other Loan Documents shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder. Without limiting the generality of the foregoing or any other provision hereof, Guarantor further expressly waives to the extent permitted by law any and all rights and defenses, including, without limitation, any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Guarantor under any applicable law; provided that the foregoing waivers shall only be effective until the indefeasible payment in full of the indebtedness.

9.GUARANTOR’S WARRANTIES.

9.1As an inducement to Lender to disburse the proceeds of the Loan to Borrower, Guarantor represents and warrants to Lender that the following statements are true, correct and complete in all material respects as of the date hereof.

(a)Guarantor is a Limited Liability Company, duly organized and validly existing under the laws of the State of Utah . Guarantor has all requisite power and authority, rights and franchises to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and to enter into and perform this Guaranty and the other Loan Documents to which Guarantor is a party (the “Guarantor Documents”).

(b)Guarantor has made all filings and is in good standing in the State of Utah and has made all filings as a foreign Limited Liability Company and is in good standing in each other jurisdiction in which the character of the property it owns or the nature of the business it transacts makes such filings necessary or where the failure to make such filings could have a Material Adverse Effect.

(c)The execution, delivery and performance of the Guarantor Documents by Guarantor are within Guarantor’s power and authority and have been duly authorized by all necessary action by Guarantor.

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(d)The execution, delivery and performance of the Guarantor Documents by Guarantor will not violate (i) Guarantor’s operating agreement, certificate of formation, articles of incorporation, bylaws, partnership agreement, trust agreement or any other formation document, as applicable; (ii) any legal requirement affecting Guarantor or any of its property; or (iii) any agreement to which Guarantor is a party or by which it or any of its property is bound and will not result in or require the creation of any lien upon any of its property.

(e)No approvals, authorizations or consents of any trustee or holder of any indebtedness or obligation of Guarantor are required for the due execution, delivery and performance by Guarantor of the Guarantor Documents, except those that have been obtained as of the date hereof.

(f)This Guaranty and the other Guarantor Documents have been duly executed by Guarantor, and are legally valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(g)There exists no material violation of or material default by Guarantor and, to the knowledge of Guarantor, no event has occurred which, upon the giving of notice or the passage of time, or both, would constitute a material default with respect to (i) the terms of any instrument evidencing or securing any indebtedness of Guarantor, or (ii) any mortgage, instrument, agreement or document by which Guarantor, or any of its properties is bound.

(h)There is no action, suit, investigation, proceeding or arbitration (whether or not purportedly on behalf of Guarantor) at law or in equity or before or by any foreign or domestic court or other governmental entity (a “Legal Action”), pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor or any of its assets which could reasonably be expected to result in any Material Adverse Effect. There is no basis known to Guarantor for any such action, suit or proceeding. Guarantor is not (i) in violation of any applicable law which violation could reasonably be expected to result in any Material Adverse Effect, (ii) subject to, or in default with respect to, any other legal requirement that would have a materially adverse effect on its business, operations, assets or condition (financial or otherwise), or (iii) in default with respect to any material agreement to which it is a party or by which it is bound. There is no Legal Action pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor questioning the validity or the enforceability of this Guaranty or any of the other Guarantor Documents.

(i)There is no fact known to Guarantor that materially and adversely affects the business, operations, assets or condition (financial or otherwise) of

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Guarantor which has not been disclosed in documents, certificates and written statements furnished to Lender in connection herewith.

(j)All tax returns, extension filings, and reports of Guarantor required to be filed by it have been timely filed, and all taxes, assessments, fees and other governmental charges upon Guarantor or upon its properties, assets, income and franchises which are due and payable have been paid when due and payable. To Guarantor’s knowledge, there are no proposed tax assessments against it or its property that would be material to its condition (financial or otherwise), and Guarantor has not contracted with any government entity in connection with such taxes.

1.4Guarantor warrants, represents, covenants and acknowledges to Lender that: (a) Lender would not make the Loan but for this Guaranty; (b) Guarantor has reviewed all of the terms and provisions of the Note and the other Loan Documents; (c) there are no conditions precedent to the effectiveness of this Guaranty; (d) Guarantor has established adequate means of obtaining from sources other than Lender, on a continuing basis, financial and other information pertaining to Borrower’s financial condition, the Property and Borrower’s activities relating thereto and the status of Borrower’s performance of obligations under the Loan Documents, and Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor’s risks hereunder, and Lender has made no representation to Guarantor as to any such matters; (e) the most recent financial statements and other financial information of Guarantor heretofore or hereafter delivered to Lender are true and correct in all respects, have been prepared in accordance with GAAP or other sound accounting principles acceptable to Lender and fairly and accurately represent the financial condition of Guarantor as of the respective dates thereof, and no material adverse change has occurred in the financial condition of Guarantor since the respective dates thereof; (f) except as provided or allowed under the Loan Documents, Guarantor has not and will not, without the prior written consent of Lender, sell, lease, assign, encumber, pledge, hypothecate, mortgage, transfer or otherwise dispose of all or substantially all of Guarantor’s assets, or any interest therein, other than in the ordinary course of Guarantor’s business; (g) Guarantor is not and will not be, as a consequence of the execution and delivery of this Guaranty, impaired or rendered “insolvent”, as that term is defined in Section 101 of the Federal Bankruptcy Code, or otherwise rendered unable to pay Guarantor’s debts as the same mature and will not have thereby undertaken liabilities in excess of the present fair value of Guarantor’s assets; and (h) the calculation of liabilities in any such financial statements or included in any such information do NOT include any adjustments to the carrying value of such liabilities in order to record such liabilities at fair value pursuant to electing the fair value option under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities’) or other FASB standards allowing entities to elect fair value option for financial liabilities, and therefore, the amount of such liabilities is the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of

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any premium or discount. Guarantor acknowledges and agrees that Lender may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

10.FINANCIAL STATEMENTS AND COVENANTS.

10.1Guarantor Financial Statements. Guarantor shall deliver to Lender, as soon as available, but in no event later than 60 days after Guarantor’s fiscal year end, a current financial statement (including, without limitation, a balance sheet and an income and expense statement) signed and certified to be true, complete and correct, by Corey Walters, together with any other financial information requested by Lender for Guarantor.

10.2Tax Returns. Guarantor shall deliver to Lender within 30 days of filing or on October 15th of each year, whichever is earlier, complete copies of federal and state tax returns for Guarantor together with all schedules thereto, each of which shall be signed and certified by Guarantor to be true and complete copies of such returns. In the event an extension is filed, Guarantor shall deliver to Lender a copy of the extension within 30 days from filing.

10.3Other Information. From time to time, upon Lender’s delivery to Guarantor of at least 10 days prior written notice, such other information with regard to Guarantor as Lender may reasonably request in writing.

10.4Form; Warranty. Guarantor agrees that all financial statements to be delivered to Lender pursuant to this Section shall: (a) be complete and correct; (b) present fairly the financial condition of the party; (c) disclose all liabilities that are required to be reflected or reserved against; and (d) be prepared in accordance with GAAP or other sound accounting principles acceptable to Lender. Guarantor acknowledges and agrees that Lender may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports. By Guarantor’s execution of this Guaranty, Guarantor shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no change in financial condition which would have a material adverse change, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement, except as disclosed by Guarantor in writing delivered to Lender. Guarantor agrees that all rent rolls and other information to be delivered to Lender pursuant to this Section shall not contain any material misrepresentation or omission of a material fact.

10.5Tangible Net Worth. At all times during the term of the Loan, Guarantor shall collectively maintain Tangible Net Worth of at least (a) $2,250,000.00 or (b) five percent (5%) of the outstanding Loan amount on the date of determination, whichever is greater. “Tangible Net Worth” means on any date of determination, the following with respect to Guarantor: (a) the sum of the current total assets less the total liabilities minus (b) intangibles (excluding gains and losses from fair value of derivatives charges whether or not included in other comprehensive income or

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net income on such date, all as determined in accordance with GAAP or other sound accounting principles acceptable to Lender, consistently applied).

10.6Liquid Assets. At all times during the term of the Loan, Guarantor shall collectively maintain Liquid Assets of at least $1,000,000.00, as determined by financial statements, tax returns, and other related financial documents of Guarantor. “Liquid Assets” means the following: (a) unrestricted cash, cash equivalents and readily marketable securities (valued, in the case of securities at the then prevailing market price listed on NYSE or NASDAQ, as of any applicable date of determination) or such other assets or properties as Lender may (in its sole discretion) deem acceptable as evidenced by Lender’s written confirmation, excluding any and all retirement accounts and deferred profit sharing accounts, which are: (i) owned by Guarantor alone (and not jointly with any other Person, unless said other Person is a party included in the definition of “Guarantor” hereunder) in a non-margin account identified as being owned by Guarantor alone, or a Person wholly owned by Guarantor; and (ii) free and clear of any lien, security interest, assignment, right of setoff or other encumbrance of any kind; less (b) outstanding unsecured debt (under revolving lines of credit or otherwise) of any one or more of the Persons which comprise Guarantor.

11.SUBORDINATION. Guarantor subordinates all present and future indebtedness owing by Borrower or, following the occurrence of an Event of Default, by any other guarantor under any guaranty or indemnity of the Loan, to Guarantor to the obligations at any time owing by Borrower to Lender under the Note and the other Loan Documents. Guarantor assigns all such indebtedness to Lender as security for this Guaranty, the Note and the other Loan Documents. Guarantor agrees to make no claim for such indebtedness until all obligations of Borrower under the Note and the other Loan Documents have been fully discharged. Guarantor further agrees not to assign all or any part of such indebtedness unless Lender is given prior notice and such assignment is expressly made subject to the terms of this Guaranty. If Lender so requests, (a) all instruments evidencing such indebtedness shall be duly endorsed and delivered to Lender, (b) all security for such indebtedness shall be duly assigned and delivered to Lender, (c) such indebtedness shall be enforced, collected and held by Guarantor as trustee for Lender and shall be paid over to Lender on account of the Loan, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty, and (d) Guarantor shall execute, file and record such documents and instruments and take such other action as Lender deems necessary or appropriate to perfect, preserve and enforce Lender’s rights in and to such indebtedness and any security therefor. If Guarantor fails to take any such action, Lender, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor. The foregoing power of attorney is coupled with an interest and cannot be revoked.

12.BANKRUPTCY OF BORROWER. In any bankruptcy or other proceeding in which the filing of claims is required by law, Guarantor shall file all claims which Guarantor may have against Borrower relating to any indebtedness of Borrower to Guarantor and shall assign to Lender all rights of Guarantor thereunder. If Guarantor does not file any such

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claim, Lender, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Lender’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Lender’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Lender or Lender’s nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to Lender the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Lender all of Guarantor’s rights to any such payments or distributions; provided, however, Guarantor’s obligations hereunder shall not be satisfied except to the extent that Lender receives cash by reason of any such payment or distribution. If Lender receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty. If all or any portion of the obligations guaranteed hereunder are paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) full payment and performance of all of the indebtedness and obligations evidenced and secured by the Loan Documents.

13.ADDITIONAL, INDEPENDENT AND UNSECURED OBLIGATIONS, This Guaranty is a continuing guaranty of payment and not of collection and cannot be revoked by Guarantor and shall continue to be effective with respect to any indebtedness referenced in Sections 1 and 2 hereof arising or created after any attempted revocation hereof or after the death of Guarantor (if Guarantor is a natural person, in which event this Guaranty shall be binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). The obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties unless said other guaranties are expressly modified or revoked in writing. This Guaranty is independent of the obligations of Borrower under the Note, the other Loan Documents and the Security Instrument. Lender may bring a separate action to enforce the provisions hereof against Guarantor without taking action against Borrower or any other party or joining Borrower or any other party as a party to such action. Except as otherwise provided in this Guaranty, this Guaranty is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this Guaranty.

14.CREDIT REPORTS. Each Person obligated on this Guaranty hereby authorizes Lender to order and obtain on an annual basis (unless an Event of Default exists and then at any time required by Lender), from a credit reporting agency of Lender’s choice, a third-party credit report on such Person.

15.ENFORCEABILITY. Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this Guaranty are complex in nature, and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise

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hereafter, and (c) as part of Lender’s consideration for entering into this transaction, Lender has specifically bargained for the waiver and relinquishment by Guarantor of all such defenses, and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Guarantor does hereby represent and confirm to Lender that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this Guaranty with the intent that this Guaranty and all of the informed waivers herein shall each and all be fully enforceable by Lender, and that Lender is induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

16.MISCELLANEOUS.

16.1Notices. All notices, demands, or other communications under this Guaranty and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth below (subject to change from time to time by written notice to all other parties to this Guaranty). All notices, demands or other communications shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid, except that notice of Event of Default may be sent by certified mail, return receipt requested, charges prepaid. Notices so sent shall be effective three Business Days after mailing, if mailed by first class mail, and otherwise upon delivery or refusal; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the foregoing, and so long as notice is also delivered via another method specified in this Section, notice may be given electronically by email at the email addresses below and shall be deemed to be effective upon receipt. For purposes of notice, the address of the parties shall be:

Guarantor:	815 Larkview Street, Merritt Island, FL 32953 Attention: Corey Walters
Lender:	Vontive, Inc. 500 Sansome Street, Suite 615 San Francisco, CA 94111 Attention: Servicing Department Email: servicing@vontive.com

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of 30 days’ notice to the other party in the manner set forth hereinabove.

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16.2Attorneys’ Fees and Expenses; Enforcement. If any attorney is engaged by Lender to enforce or defend any provision of this Guaranty, any of the other Loan Documents, or as a consequence of any Event of Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding or in connection with any appeal of a lower court decision, then Guarantor shall immediately pay to Lender, upon demand, the amount of all attorneys’ fees and expenses and all costs incurred in connection therewith, including all trial and appellate proceedings in any legal action, suit, bankruptcy or other proceeding, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Note as specified therein. In the event of any legal proceedings, court costs and attorneys’ fees shall be set by the court and not by jury and shall be included in any judgment obtained by Lender.

16.3No Waiver. No previous waiver and no failure or delay by Lender in acting with respect to the terms of the Note or this Guaranty shall constitute a waiver of any breach, Event of Default, or failure of condition under the Note or this Guaranty or the obligations secured thereby. A waiver of any term of the Note or this Guaranty or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.

16.4Loan Sales and Participation; Disclosure of Information. Guarantor agrees that Lender may elect, at any time, to sell, assign or grant participation in all or any portion offender’s rights and obligations under the Loan Documents and this Guaranty, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities (‘Participant”), at Lender’s sole discretion. Guarantor further agrees that Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lender with respect to: (a) the Property and its operation; (b) any party connected with the Loan (including, without limitation, Borrower, any partner, shareholder, joint venturer, manager or member of Borrower, any constituent partner, shareholder, joint venturer, manager or member of Borrower, any Guarantor, any Indemnitor, or any other guarantor); and/or (c) any lending relationship other than the Loan which Lender may have with any party connected with the Loan. In the event of any such sale, assignment or participation, Lender and the parties to such transaction shall share in the rights and obligations of Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment or participation, Guarantor further agrees that this Guaranty shall be sufficient evidence of the obligations of Guarantor to each purchaser, assignee, or participant, and upon written request by Lender, Guarantor shall consent to such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment or participation.

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Anything in this Guaranty to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Guaranty, including this Section, any lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such lender from its obligations thereunder.

16.5Waiver of Right to Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE STATE LAW, EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT OF LENDER TO MAKE THE LOAN TO BORROWER.

16.6Severability. If any provision or obligation under this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from this Guaranty and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of this Guaranty.

16.7Heirs, Successors and Assigns. Except as otherwise expressly provided under the terms and conditions herein, the terms of this Guaranty shall bind and inure to the benefit of the heirs, executors, administrators, nominees, successors and assigns of the parties hereto.

16.8Time. Time is of the essence of each and every term herein.

16.9Governing Law and Consent to Jurisdiction. This Guaranty and any claim, controversy or dispute arising under or related to this Guaranty, the relationship of

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the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by, and construed and enforced in accordance with, the laws of Arizona without regard to any conflicts of law principles, except to the extent preempted by federal laws; provided, however, that with respect to any married individual signing this Guaranty who is not a resident of the State of Arizona, this Section shall not be a contractual choice of the community property laws of the State of Arizona. Guarantor and all Persons in any manner obligated to Lender under the Loan Documents consent to the jurisdiction of any federal or state court within Arizona or Utah having proper venue and also consent to service of process by any means authorized by Arizona, Utah or federal law.

16.10Survival. This Guaranty shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Lender under the Security Instrument or any of the other Loan Documents, including, without limitation, any foreclosure or deed in lieu thereof.

16.11Joint and Several Liability. THE LIABILITY OF GUARANTOR HEREUNDER SHALL BE JOINT AND SEVERAL WITH THE BORROWER AND ALL OTHER GUARANTORS OF BORROWER’S OBLIGATIONS UNDER THE NOTE AND LOAN DOCUMENTS. GUARANTOR AGREES THAT RECOURSE MAY BE HAD AGAINST GUARANTOR’S INTEREST IN ALL PROPERTY JOINTLY HELD WITH GUARANTOR’S SPOUSE, INCLUDING JOINT PROPERTY, AND GUARANTOR’S SEPARATE PROPERTY, FOR ALL GUARANTEED OBLIGATIONS UNDER THIS GUARANTY.

16.12Headings. All article, section or other headings appearing in this Guaranty are for convenience of reference only and shall be disregarded in construing this Guaranty.

16.13Powers of Attorney. The powers of attorney granted by Guarantor to Lender in this Guaranty shall be unaffected by the disability of the principal so long as any portion of the Loan remains unpaid or unperformed. Lender shall have no obligation to exercise any of the foregoing rights and powers in any event.

16.14Rules of Construction. The word “Borrower” as used herein shall include both the named Borrower and any other Person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of the named Borrower under the Note and the other Loan Documents. If this Guaranty is executed by more than one Person, the term “Guarantor” shall include all such Persons. The word “Lender” as used herein shall include Lender, its successors, assigns and affiliates.

16.15Use of Singular and Plural; Gender. When the identity of the parties or other circumstances make it appropriate, the singular number includes the plural, and the masculine gender includes the feminine and/or neuter.

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16.16Exhibits, Schedules and Riders. All exhibits, schedules, riders and other items attached hereto are incorporated into this Guaranty by such attachment for all purposes.

16.17Community Property. If Guarantor is a natural person, this Guaranty shall be binding against Guarantor’s sole and separate property and Guarantor’s interest in all property now or hereafter owned jointly held with any other Person, including Guarantor’s spouse, if Guarantor is married.

16.18Integration; Interpretation. This Guaranty contains the entire agreement of the parties with respect to the matters contemplated hereby and supersedes all prior negotiations or agreements, written or oral. This Guaranty shall not be modified except by written instrument executed by all parties.

1.5Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date appearing on the first page of this Guaranty.

GUARANTOR:

HERE COLLECTION 13 LLC

By:	/s/ Corey Walters
Name: Corey Walters
Title: Manager

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